UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 15, 2012

GLOBAL AXCESS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida		32256
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective June 15, 2012, William Costa, Chief Information Officer (CIO) of Global Axcess Corp., a Nevada corporation (the “Company”) resigned from his position as the Company’s CIO. The Company wishes to express its appreciation for his energy and efforts in serving as CIO.

Mr. Costa will continue to work closely with the Company in a consulting role.

(c)  On June 19, 2012, the Company announced the promotion of Mr. Steven M. Rozick to become the Chief Operations Officer of the Company. Mr. Rozick has been employed by the Company since April 7, 2010 and served as Director of Operations in support of both the DVD and ATM portfolios.

Mr. Rozick, age 38, has extensive experience in Operations management with over 10 years’ experience supporting kiosks in retail environments. He previously served as National Field Operations Manager (January 2009-March 2010) for e-Play, LLC, a privately held company engaged in the development and operation of DVD rental kiosks. In this role, he was responsible for managing all aspects of DVD kiosk installation, operations, and support in the United States and Canada. Prior to working for e-Play, Mr. Rozick served as the Jacksonville Division Manager (August 2007-November 2008) for Tolt Service Group and the Great Lakes Division Manager (November 2003-August 2007) for Rich Certified Services. In both roles, Mr. Rozick managed distributed field service teams maintaining Point-of-Sale, network, kiosk, and support systems for various medium-to-large retail clients. Mr. Rozick is a graduate of the University of Phoenix with a degree in Information Technology. Mr. Rozick served as a nuclear propulsion operations supervisor and trainer for the United States Navy from 1991 to 1999.

Mr. Rozick’s base salary as Chief Operations Officer will be $112,500 per year. Mr. Rozick is also entitled to or eligible for an annual performance bonus, participation in our benefits programs, and the receipt of certain other perquisites and reimbursements. He is also being granted options to purchase 80,000 shares of the Company’s common stock at a strike price of $0.50 per share, which options will vest based on certain performance conditions established by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP.

Dated: June 21, 2012	By: /s/ Michael Loiacono
Name: Michael Loiacono
Title: Chief Financial Officer